Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

HAMILTON BANCORP, INC.,

HAMILTON ACQUISITION CORP. II

And

FRATERNITY COMMUNITY BANCORP, INC.

Dated as of October 12, 2015

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ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2015, is by and among (i) Hamilton Bancorp, Inc., a Maryland corporation (“Hamilton Bancorp”), (ii) Hamilton Acquisition Corp II, a Maryland corporation and wholly-owned subsidiary of Hamilton Bancorp (“Merger Sub”), and (iii) Fraternity Community Bancorp, Inc., a Maryland corporation (“FCB”). Each of Hamilton Bancorp, Merger Sub and FCB is sometimes individually referred to herein as a “Party,” and Hamilton Bancorp, Merger Sub and FCB are collectively sometimes referred to as the “Parties.”

RECITALS

1. Hamilton Bancorp owns all of the issued outstanding capital stock of Hamilton Bank, a federally chartered stock savings association and wholly owned subsidiary of Hamilton Bancorp (“Hamilton Bank”), and of Merger Sub. Each of Hamilton Bank and Hamilton Bancorp has its principal offices located in Towson, Maryland.

2. FCB owns all of the issued and outstanding capital stock of Fraternity Federal Savings & Loan Association, a federally chartered stock savings association (“Fraternity Bank”). Each of FCB and Fraternity Bank has its principal offices located in Baltimore, Maryland.

3. The Board of Directors of Hamilton Bancorp, Merger Sub and FCB each deem it advisable and in the best interests of the respective stockholders of Hamilton Bancorp, Merger Sub and FCB for (i) Merger Sub to merge with and into FCB, with FCB as the surviving entity, and in connection therewith each outstanding share of FCB common stock will be cancelled in exchange for the right to receive the cash payment specified herein; (ii) immediately thereafter, FCB will merge with and into Hamilton Bancorp, with Hamilton Bancorp as the surviving entity, and (iii) immediately thereafter, Fraternity Bank will merge with and into Hamilton Bank, with Hamilton Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits hereto.

4. As a condition to the willingness of Hamilton Bancorp to enter into this Agreement, each of the directors of FCB has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Hamilton Bancorp (the “FCB Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of FCB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the FCB Voting Agreements.

5. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

6. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Definitions.

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Acquisition Proposal” has the meaning given to that term in Section 5.13(a) of this Agreement.

“Acquisition Transaction” has the meaning given to that term in Section 5.13(a) of the Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” has the meaning set forth in the Recitals.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Appraisal Rights” has the meaning given to that term in Section 2.05 of this Agreement.

“Articles of Merger” has the meaning given to that term in Section 2.03 of this Agreement.

“Bank Merger” means the merger of Fraternity Bank with and into Hamilton Bank, with Hamilton Bank as the surviving entity.

“Bank Merger Effective Date” means the date that the articles of combination filed with the OCC or such other date as determined in accordance with applicable law.

“Benefits Schedule” has the meaning given to that term in Section 3.12(m) of this Agreement.

“BOLI” has the meaning set forth in Section 3.12(n).

“Burdensome Condition” has the meaning given to that term in Section 7.01 of this Agreement.

“Certificate” means certificates evidencing shares of FCB Common Stock held by its Stockholders.

“Claim” has the meaning given to that term in Section 6.09 of this Agreement.

“Closing” has the meaning given to that term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to that term in Section 2.03 of this Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“Continuing Employee” has the meaning given to that term in Section 6.08(a) of this Agreement.

“CRA” has the meaning given to that term in Section 3.11(c) of this Agreement.

“Department of Labor” means the United States Department of Labor.

“Effective Time” has the meaning given to that term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP Termination Date” has the meaning given to that term in Section 5.10(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Hamilton Bancorp, and reasonably acceptable to FCB, that shall act as agent for Hamilton Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to that term in Section 2.07(a) of this Agreement.

“Excluded Shares” has the meaning given to that term in Section 2.04(a) of this Agreement.

“FCB” has the meaning set forth in the Recitals.

“FCB Common Stock” means the common stock of FCB described in Section 3.02(a).

“FCB Compensation and Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“FCB Disclosure Schedules” means the Disclosure Schedules delivered by FCB to Hamilton Bancorp pursuant to this Agreement.

“FCB ERISA Affiliate” has the meaning given to that term in Section 3.12(c) of this Agreement.

“FCB Equity Plan” means the Fraternity Community Bancorp, Inc. 2012 Equity Incentive Plan.

“FCB ESOP” shall mean the Fraternity Federal Savings & Loan Association Employee Stock Ownership Plan.

“FCB Financial Statements” means (i) the audited consolidated financial statements of FCB as of December 31, 2014 and 2013 and for the two years ended December 31, 2014, including the notes thereto, and (ii) any FCB Regulatory Reports for each calendar quarter filed after December 31, 2014.

“FCB 401(k) Plan shall mean the Fraternity Federal Savings & Loan Association 401(k) Plan.

“FCB Options” has the meaning given to that term in Section 2.06(a) of this Agreement.

“FCB Preferred Stock” has the meaning given to that term in Section 3.02(a) of this Agreement.

“FCB Recommendation” has the meaning given to that term in Section 5.14 of this Agreement.

“FCB Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“FCB Regulatory Reports” means the Call Reports of Fraternity Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.

“FCB Representatives” has the meaning given to that term in Section 5.13(a) of this Agreement.

“FCB Restricted Stock” has the meaning given to that term in Section 2.06(b) of this Agreement.

“FCB Severance Plan” shall mean the Fraternity Federal Savings & Loan Association Employee Severance Compensation Plan.

“FCB Stockholders” has the meaning given to that term in Section 2.04(b) of this Agreement.

“FCB Stockholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“FCB Stockholders Meeting” has the meaning given to that term in Section 5.14 of this Agreement.

“FCB Subsequent Determination” has the meaning given to that term in Section 5.13(e) of this Agreement.

“FCB Subsidiary” means a Subsidiary of FCB.

“FCB Vacation Policy” has the meaning given to that term in Section 5.10(c) of this Agreement.

“FCB Voting Agreements” has the meaning given to that term in the Recitals.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“401(k) Plan Termination Date” has the meaning given to that term in Section 5.10(b) of this Agreement.

“Fraternity Bank” has the meaning set forth in the Recitals.

“Fraternity Bank Common Stock” has the meaning given to that term in Section 3.02(c) of this Agreement.

“Fraternity Bank Preferred Stock” has the meaning given to that term in Section 3.02(c) of this Agreement.

“Fraternity Insurance Agency” has the meaning given to that term in Section 3.01(f) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of Richmond.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hamilton Bancorp” has the meaning set forth in the Recitals.

“Hamilton Bancorp Compensation and Benefit Plans” has the meaning given to that term in Section 6.08(a) of this Agreement.

“Hamilton Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by Hamilton Bancorp to FCB pursuant to this Agreement.

“Hamilton Bancorp Financial Statements” means the audited consolidated financial statements of Hamilton Bancorp as of March 31, 2015 and 2014 and for the two years ended March 31, 2015, including the notes thereto, and the consolidated financial statements of Hamilton Bancorp for each calendar quarter after March 31, 2015, in each case as filed with SEC under the Exchange Act.

“Hamilton Bancorp Regulatory Agreement” has the meaning given to that term in Section 4.09(c) of this Agreement.

“Hamilton Bancorp Subsidiary” means a Subsidiary of Hamilton Bancorp.

“Hamilton Bank” has the meaning set forth in the Recitals.

“Hamilton 401(k) Plan” shall mean the Hamilton Bank 401(k) Profit Sharing Plan.

“HIPAA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” has the meaning given to that term in Section 6.09 of this Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means those facts that are actually known or should have been known after due inquiry by, with respect to FCB, those persons set forth on FCB Disclosure Schedule 1.01, and with respect to Hamilton Bancorp, those persons set forth on Hamilton Bancorp Disclosure Schedule 1.01, and with respect to both parties includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other written notice received by that Person.

“Material Adverse Effect” means, with respect to Hamilton Bancorp or FCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Hamilton Bancorp and the Hamilton Bancorp Subsidiaries taken as a whole, or FCB and the FCB Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of Hamilton Bancorp, on the one hand, or FCB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the ability of Hamilton Bancorp, on the one hand, or FCB, on the other hand, to consummate the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) taken with the prior written consent of the other Party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement and the impact of this Agreement and the transactions contemplated hereby on relationships with employees (including the loss of personnel subsequent to the date of this Agreement), (e) any legal actions asserted or other actions initiated by any holder of shares of FCB Common Stock or holder of the capital stock of Hamilton Bancorp arising out of or related to this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries, and (g) changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the U.S. or foreign securities markets (but not those changes having a materially disproportionate effect on a Party).

“Material Contracts” shall have the meaning given that term in Section 3.08(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” has the meaning given to that term in Section 6.09(c) of this Agreement.

“Merger” means the merger of Merger Sub with and into FCB, with FCB as the surviving entity.

“Merger Consideration” has the meaning given to that term in Section 2.04(b) of this Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Mergers” means collectively the Merger, the Second Merger and the Bank Merger.

“MGCL” means the Maryland General Corporation Law, as amended.

“Notice of Superior Proposal” has the meaning given to that term in Section 5.13(e) of this Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Option Consideration” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Palmer Avenue LLC” has the meaning given to that term in Section 3.01(f) of this Agreement.

“Participation Facility” means any facility in which FCB or its Subsidiaries participates in the management of such facility (as that term is defined under CERCLA), whether as lender in control of the facility, owner or operator.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to that term in Section 9.01 of this Agreement.

“Proxy Statement” has the meaning given to that term in Section 5.14 of this Agreement.

“Regulatory Approvals” means the approvals of the Regulatory Authorities that are necessary in connection with the consummation of the Merger, the Second Merger, the Bank Merger and the related transactions contemplated by this Agreement (including any approval of the relevant Regulatory Authority for a cash dividend from Hamilton Bank to Hamilton Bancorp prior to the Closing Date to provide the Merger Consideration, any Option Consideration, and any other transactions contemplated herein).

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the OCC and the FRB.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“Sandler O’Neill” has the meaning given to that term in Section 3.13 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of FCB with and into Hamilton Bancorp, with Hamilton Bancorp as the surviving entity, which shall immediately follow the Merger.

“Second Merger Effective Time” means the date and time upon which articles of merger with respect to the Second Merger are filed with the Maryland Office of the Secretary of State, or as otherwise stated in the articles of merger, in accordance with the MGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the Board of Directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” has the meaning given to that term in Section 5.13(b) of this Agreement.

“Tail Policies” has the meaning given to that term in Section 6.09(c) of this Agreement.

“Termination Date” means June 30, 2016.

“Termination Fee” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“Treasury Stock” has the meaning given to that term in Section 2.04(a) of this Agreement.

“Vacation Policy Termination Date” has the meaning given to that term in Section 5.10(c) of this Agreement.

“Washington Boulevard LLC” has the meaning given to that term in Section 3.01(f) of this Agreement.

“Washington Boulevard II LLC” has the meaning given to that term in Section 3.01(f) of this Agreement.

ARTICLE 2

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a) The Merger. Merger Sub shall merge with and into FCB, with FCB as the surviving corporation, in the Merger. The separate existence of Merger Sub shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Merger Sub shall be transferred to and assumed by FCB as the surviving entity in the Merger, without further act or deed, all in accordance with the MGCL. The Articles of Incorporation and Bylaws of FCB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(b) The Second Merger. Immediately following the Merger, FCB will merge with and into Hamilton Bancorp, with Hamilton Bancorp as the surviving entity, in the Second Merger. The separate existence of FCB shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of FCB shall be transferred to and assumed by Hamilton Bancorp as the surviving entity in the Second Merger, without further act or deed, all in accordance with the MGCL. The Articles of Incorporation and Bylaws of Hamilton Bancorp as in effect immediately prior to the Second Merger Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Hamilton Bancorp immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(c) The Bank Merger. Immediately following the Second Merger, Fraternity Bank shall merge with and into Hamilton Bank, with Hamilton Bank as the surviving entity, pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. The directors and officers of Hamilton Bank immediately prior to the Bank Merger Effective Date shall be the initial directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

Section 2.02 Effect on Outstanding Shares of Merger Sub Common Stock.

At and after the Effective Time, and as a result of the Merger, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of FCB Common Stock.

Section 2.03 Closing; Effective Time.

The closing (“Closing”) shall occur upon five business days’ notice by Hamilton Bancorp to FCB and no later than the close of business on the tenth (10th) business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation on the date of closing (the “Closing Date”), in accordance with the MGCL. The “Effective Time” means the date and time upon which the Articles of Merger is filed with the Maryland State Department of Assessments and Taxation, or as otherwise stated in the Articles of Merger, in accordance with the MGCL.

Section 2.04 Conversion of FCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Hamilton Bancorp, Merger Sub, FCB or the holders of any of the shares of FCB Common Stock, the Merger shall be effected in accordance with the following terms:

(a) All shares of FCB Common Stock held in the treasury of FCB (“Treasury Stock”) and each share of FCB Common Stock owned by Hamilton Bancorp or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Excluded Shares”) and shares held by the FCB ESOP that are remitted to FCB prior to the Effective Time as contemplated by Section 5.10 shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(b) Each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) held by the stockholders of FCB (“FCB Stockholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to nineteen dollars and twenty-five cents ($19.25) (the “Merger Consideration”).

(c) After the Effective Time, shares of FCB Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares, shares held by FCB Stockholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

Section 2.05 No Appraisal Rights.

Holders of FCB Common Stock are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL (“Appraisal Rights”) and, pursuant to Section 5.15, the FCB Board of Directors shall not grant Appraisal Rights to any holder of FCB Common Stock.

Section 2.06 Treatment of FCB Options and FCB Restricted Stock.

(a) Holders of all outstanding and unexercised options to acquire shares of FCB Common Stock (“FCB Options”) under the FCB Equity Plan as set forth in FCB Disclosure Schedule 3.02(b), whether or not vested as of the Effective Time, will be cancelled in exchange for the right to receive a cash payment from FCB, which shall be paid by FCB immediately prior to the Effective Time, equal to the product of (i) the number of shares of FCB Common Stock subject to such FCB Option at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such FCB Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. No interest shall be paid or accrued on the Option Consideration. In the event that the exercise price of an FCB Option is greater than or equal to the Merger Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such FCB Option shall be canceled without any payment made in exchange therefor. Prior to the Effective Time, FCB shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the FCB Equity Plan to terminate the FCB Options as of the Effective Time and shall obtain written consent from each option holder to the cancellation of the FCB Options in exchange for the Option Consideration, if applicable.

(b) Each restricted stock award (“FCB Restricted Stock”) issued pursuant to the FCB Restricted Stock Plans as set forth in FCB Disclosure Schedule 3.02(b) and outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of FCB Common Stock that was formerly an FCB Restricted Stock award shall become and be converted to the right to receive the Merger Consideration, which shall be paid net of any applicable federal and state income and employment withholding taxes.

Section 2.07 Procedures for Exchange of FCB Common Stock.

(a) At least one (1) business day prior to the Effective Time, Hamilton Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of FCB Stockholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 and Section 2.06(b) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Hamilton Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the FCB Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by Hamilton Bancorp prior to the Effective Time and shall be subject to the approval of FCB (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the aggregate amount of Merger Consideration that such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.07, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c) The holder of a Certificate that prior to the Merger represented issued and outstanding FCB Common Stock shall have no rights, after the Effective Time, with respect to such FCB Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.07, the record holder thereof (other than as to Excluded Shares) shall be entitled to receive, without any interest thereon, the Merger Consideration that has become payable with respect to shares of FCB Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of FCB of FCB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of FCB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (except as to Excluded Shares) are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article 2.

(f) At any time following the twelve (12) month period after the Effective Time, Hamilton Bancorp shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Hamilton Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Hamilton Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Hamilton Bancorp, the posting by such person of a bond in such amount as Hamilton Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Hamilton Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FCB Common Stock such amounts as Hamilton Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Hamilton Bancorp or the Exchange Agent, and represent tax liabilities of the holder of FCB Common Stock, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of FCB Common Stock in respect of whom such deduction and withholding were made by Hamilton Bancorp or the Exchange Agent. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FCB

FCB represents and warrants to Hamilton Bancorp that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, except as set forth in the FCB Disclosure Schedules delivered to Hamilton Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date. FCB has made a good faith effort to ensure that the disclosure on each schedule of the FCB Disclosure Schedules corresponds to the section reference herein. However, for purposes of the FCB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Organization.

(a) FCB is a corporation organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. FCB has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as set forth in FCB Disclosure Schedule 3.01(a), is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on FCB. Other than shares of capital stock of Fraternity Bank and Fraternity Insurance Agency, and membership interest in Palmer Avenue LLC, Washington Boulevard LLC and Washington Boulevard II LLC, and except as set forth in FCB Disclosure Schedule 3.01(a), FCB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Fraternity Bank is a savings association duly organized and validly existing under the laws of the United States. Except as set forth in FCB Disclosure Schedule 3.01(b), Fraternity Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, equity interests held by Fraternity Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including its ownership of stock in the FHLB. The deposits of Fraternity Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Fraternity Bank.

(c) Fraternity Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of FCB and Fraternity Bank have been made available to Hamilton Bancorp and accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the date of this Agreement, FCB has made available to Hamilton Bancorp true and correct copies of the charters and bylaws of Fraternity Bank and FCB.

(f) FCB has no Subsidiaries other than Fraternity Bank, 4819 Palmer Avenue LLC, a limited liability company organized under the laws of the State of Maryland and a wholly owned subsidiary of Fraternity Bank (“Palmer Avenue LLC”), 764 Washington Boulevard LLC, a limited liability company organized under the laws of the State of Maryland and a wholly owned subsidiary of Fraternity Bank (“Washington Boulevard LLC”), 764 Washington Boulevard II LLC, a limited liability company organized under the laws of the State of Maryland and a wholly owned subsidiary of Fraternity Bank (“Washington Boulevard II LLC”) and Fraternity Insurance Agency, Inc., an inactive corporation organized under the laws of the State of Maryland and a wholly owned subsidiary of Fraternity Bank (“Fraternity Insurance Agency”).

Section 3.02 Capitalization.

(a) The authorized capital stock of FCB consists of fifteen million (15,000,000) shares of common stock, par value $0.01 per share (“FCB Common Stock”), and one million (1,000,000) shares of serial preferred stock, par value $0.01 per share (“FCB Preferred Stock”). There are one million, three hundred seventy-six thousand, five hundred and three (1,376,503) shares of FCB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, which includes eight thousand two hundred and forty-eight (8,248) shares of FCB Restricted Stock. There are no shares of FCB Common Stock held by FCB as treasury stock. There are no shares of FCB Preferred Stock issued or outstanding. Except for the FCB Options and put back rights under the FCB ESOP, neither FCB nor any FCB Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of FCB Common Stock, or any other security of FCB or any FCB Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of FCB Common Stock or any other security of FCB.

(b) There are two hundred twenty-two thousand, one hundred and eighty (222,180) shares of FCB Common Stock reserved for issuance under the FCB Equity Plan (including sixty-nine thousand six hundred (69,600) shares of FCB Common Stock that are subject to outstanding FCB Options). FCB Disclosure Schedule 3.02(b) sets forth a complete and accurate list of all outstanding FCB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of FCB Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the FCB Equity Plan. FCB Disclosure Schedule 3.02(b) also sets forth a complete and accurate list of all outstanding FCB Restricted Stock awards, including the name of each holder of FCB Restricted Stock, identifying the number of shares each such individual holds and the grant and vesting dates. All shares of FCB Common Stock issuable pursuant to the FCB Equity Plan are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

(c) The authorized capital stock of Fraternity Bank consists of ten thousand (10,000) shares of common stock, par value $1.00 per share (“Fraternity Bank Common Stock”), and one thousand (1,000) shares of serial preferred stock, par value $1.00 per share (“Fraternity Bank Preferred Stock”). There are one hundred (100) shares of Fraternity Bank Common Stock outstanding and no shares of Fraternity Bank Preferred Stock issued or outstanding. All of the issued and outstanding shares of Fraternity Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by FCB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03 Authority; No Violation.

(a) FCB has full power and authority to execute and deliver this Agreement, and, subject to the approval of this Agreement by the holders of a majority of the votes cast by holders of issued and outstanding FCB Common Stock at a meeting of stockholders called for that purpose (“FCB Stockholder Approval”), to consummate the transactions contemplated hereby (other than the Second Merger). The execution and delivery of this Agreement by FCB and the completion by FCB of the transactions contemplated hereby (other than the Second Merger) have been duly and validly approved by the requisite vote of Board of Directors of FCB and by FCB as the sole stockholder of Fraternity Bank, and, except for the FCB Stockholder Approval, no other corporate proceeding on the part of FCB is necessary to complete the transactions contemplated hereby (other than the Second Merger). This Agreement has been duly and validly executed and delivered by FCB and constitutes the valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein, except as set forth in FCB Disclosure Schedule 3.03(b).

(A) the execution and delivery of this Agreement by FCB,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by FCB with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters, bylaws, or any other governing documents, of any of FCB or any FCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB or any of the properties or assets of FCB or Fraternity Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of FCB or any FCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCB or any FCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 3.03(b)(ii) or 3.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on FCB.

(c) The FCB Stockholder Approval is the only vote of holders of any class of FCB’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby (other than the Second Merger).

(d) The Board of Directors of FCB, by resolution duly adopted by unanimous vote of the entire Board of Directors at a meeting duly called and held prior to the execution of this Agreement, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Second Merger) are in the best interests of FCB and its Stockholders and declared the Merger to be advisable, and (ii) recommended that the Stockholders of FCB approve this Agreement and directed that such matter be submitted for consideration by the FCB Stockholders at the FCB Stockholders Meeting to the extent required.

Section 3.04 Consents.

Except for (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, and such other filings as may be required for the Bank Merger and (c) the receipt of the FCB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FCB, and (y) the completion of the Merger by FCB, the Bank Merger by Fraternity Bank or any other transactions contemplated hereby, other than the consents set forth in FCB Disclosure Schedule 3.04 and any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on FCB. As of the date hereof, to the Knowledge of FCB, no fact or circumstance exists that (a) would reasonably be expected to prevent or delay, in any material respect, any Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

Section 3.05 Financial Statements.

(a) The FCB Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of FCB and the FCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of FCB and the FCB Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) FCB and the FCB Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith, except to the extent such failure to timely file or pay would have a Material Adverse Effect on FCB.

(d) The records, systems, controls, data and information of FCB and the FCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FCB and the FCB Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of FCB and the FCB Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the FCB Financial Statements by FCB’s certified public accountants.

(e) FCB has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since December 31, 2014, (i) neither FCB nor any of the FCB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

(g) Since December 31, 2014, FCB and the FCB Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP that was not so reflected, reserved or disclosed.

Section 3.06 Taxes.

FCB and the FCB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). FCB and each FCB Subsidiary has filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FCB, being accurate and correct in all material respects) and has paid or made provisions for the payment of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the date hereof other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, neither FCB nor any FCB Subsidiary has received written notice of, and to Knowledge of FCB there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FCB or any FCB Subsidiary, and no written claim has been made by any authority in a jurisdiction where FCB or any FCB Subsidiary does not file tax returns that FCB or any FCB Subsidiary is subject to taxation in that jurisdiction. Neither FCB nor any FCB Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FCB and each FCB Subsidiary has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party, and FCB and each FCB Subsidiary, to the Knowledge of FCB, has complied with all material applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2014, through and including the date of this Agreement, neither FCB nor any FCB Subsidiary has made any material election for federal or state income tax purposes.

Section 3.07 No Material Adverse Effect.

FCB has not suffered any Material Adverse Effect since December 31, 2014 that has not been disclosed in the FCB Financial Statements and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FCB or any of the FCB Subsidiaries.

Section 3.08 Material Contracts; Leases; Defaults.

(a) Except as set forth in FCB Disclosure Schedule 3.08(a), neither FCB nor any FCB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by FCB or any FCB Subsidiary; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FCB or any FCB Subsidiary is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to Hamilton Bancorp or any Hamilton Bancorp Subsidiary; (iii) any other agreement, written or oral, that obligates FCB or any FCB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FCB or any FCB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in FCB Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither FCB nor any FCB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Hamilton Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither FCB nor any FCB Subsidiary (nor, to the Knowledge of FCB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on FCB Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement (other than the Second Merger).

(d) Except as set forth in FCB Disclosure Schedule 3.08(d), since December 31, 2014, through and including the date of this Agreement, neither FCB nor any FCB Subsidiary has (i) made any material change in the credit policies or procedures of FCB or any of the FCB Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of FCB or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, other than those changes required by GAAP and related accounting guidance or as recommended by the Company’s accounting firm.

(e) For the avoidance of doubt, this Section 3.08 does not address FCB Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.24, respectively.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) FCB and each FCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FCB or each FCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FCB Regulatory Reports and in the FCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by an FCB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv) mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, (v) liens for ground rent and (vi) those described and reflected in the FCB Financial Statements. FCB and the FCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCB and the FCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which FCB or any FCB Subsidiary has purchased securities subject to an agreement to resell, if any, FCB or such FCB Subsidiary, as the case may be, has a lien or security interest (which to FCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) FCB and each FCB Subsidiary currently maintain insurance considered by each of them to be reasonable in all material respects for their respective operations. Neither FCB nor any FCB Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth in FCB Disclosure Schedule 3.09(c), there is presently no material claim pending under such policies of insurance and no notice has been given by FCB or any FCB Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years FCB and each FCB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claim submitted under any of its insurance policies. FCB Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by FCB and each FCB Subsidiary as well as the other matters required to be disclosed under this Section.

Section 3.10 Legal Proceedings.

Except as set forth in FCB Disclosure Schedule 3.10, neither FCB nor any FCB Subsidiary is a party to any, and there is no pending or, to the Knowledge of FCB, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against FCB or any FCB Subsidiary, (ii) to which FCB or any FCB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FCB to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on FCB.

Section 3.11 Compliance with Applicable Law.

(a) To FCB’s Knowledge, each of FCB and each FCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and, except as described in FCB Disclosure Schedule 3.11(a), neither FCB nor any FCB Subsidiary has received any written notice to the contrary. The Board of Directors of Fraternity Bank has adopted and Fraternity Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder in all material respects and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) Except as set forth in FCB Disclosure Schedule 3.11(b), each of FCB and each FCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FCB; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of FCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2012, neither FCB nor any FCB Subsidiary has received any written notification or, to FCB’s Knowledge, any other communication from any Regulatory Authority (i) asserting that FCB or any FCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FCB or any FCB Subsidiary; (iii) requiring, or threatening to require, FCB or any FCB Subsidiary, or indicating that FCB or any FCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FCB or any FCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FCB or any FCB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “FCB Regulatory Agreement”). Neither FCB nor any FCB Subsidiary has consented to or entered into any FCB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2012. The most recent regulatory rating given to Fraternity Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) This Section 3.11 does not apply to compliance with Environmental Laws by FCB or any FCB Subsidiary.

Section 3.12 Employee Benefit Plans.

(a) FCB Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by FCB or any FCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FCB Compensation and Benefit Plans”). Except as set forth herein, neither FCB nor any FCB Subsidiary has any commitment to create any additional FCB Compensation and Benefit Plan or to materially modify, change or renew any existing FCB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. FCB has made available to Hamilton Bancorp true and correct copies of the FCB Compensation and Benefit Plans.

(b) To the Knowledge of FCB, each FCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Patient Protection and Affordable Care Act (“ACA”) and all regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and each other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each FCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS, and FCB is not aware of any circumstance that is reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of FCB, threatened action, suit or claim relating to any of the FCB Compensation and Benefit Plans (other than routine claims for benefits). Neither FCB nor any FCB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FCB Compensation and Benefit Plan that would reasonably be expected to subject FCB or any FCB Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither FCB nor any entity which is considered one employer with FCB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “FCB ERISA Affiliate”) currently maintains or has ever maintained an FCB Compensation and Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither FCB nor any FCB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) All material contributions required to be made under the terms of any FCB Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on FCB’s consolidated financial statements to the extent required by GAAP. FCB and each FCB Subsidiary has expensed and accrued as a liability the present value of material future benefits under each applicable FCB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither FCB nor any FCB Subsidiary has any obligation to provide retiree health, life insurance, or disability insurance, or any retiree death benefit under any FCB Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by FCB or any FCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) FCB and the FCB Subsidiaries do not maintain any FCB Compensation and Benefit Plan covering employees who are not United States residents.

(g) With respect to each FCB Compensation and Benefit Plan, if applicable, FCB has provided or made available to Hamilton Bancorp copies of: (i) summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable); (ii) a summary of each unwritten FCB Compensation and Benefit Plan (as applicable); (iii) three most recent IRS Forms 5500 (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each FCB Compensation and Benefit Plan, including the total accrued and vested liabilities, all contributions made by the FCB or any FCB Subsidiary and assumptions on which the calculations are abased; (v) all related trust agreements, insurance contracts or funding agreements which currently implement the FCB Compensation and Benefit Plans (if applicable); (vi) most recent determination letter issued by the IRS (or, for an FCB Compensation and Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FCB Compensation and Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Government Entity within the past three (3) years.

(h) Except as provided in FCB Disclosure Schedule 3.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any FCB Compensation and Benefit Plan, (iii) result in any material increase in benefits payable under any FCB Compensation and Benefit Plan, or (iv) entitle any current or former employee, director or independent contractor of FCB or any FCB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i) FCB Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements, within the meaning of Section 409A of the Code: (i) are in documentary compliance with Section 409A of the Code; and (ii) to the Knowledge of FCB, have been maintained and operated in compliance with Section 409A of the Code, such that in either case no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans. All FCB Options have been granted with a per share exercise price or reference price at least equal to the fair market value (as defined pursuant to Section 409A of the Code) of the underlying stock on the date of grant.

(j) Except as set forth on FCB Disclosure Schedule 3.02(b), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the FCB Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof.

(k) FCB Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of Fraternity Bank or FCB, their job title and rate of salary, and their date of hire.

(l) Since December 31, 2014, through and including the date of this Agreement, except as disclosed in the FCB Disclosure Schedule 3.12(l), neither FCB nor any FCB Subsidiary has, except for (i) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to Hamilton Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on FCB Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus or granted equity awards other than amounts consistent with past practice.

(m) FCB Disclosure Schedule 3.12(m) includes a schedule of all termination benefits and related payments that would be payable to, or accelerated with respect to, the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, equity incentive plan, supplemental executive retirement plans, bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FCB or any FCB Subsidiary for the benefit of officers, employees or directors of FCB or any FCB Subsidiary (the “Benefits Schedule”) assuming their employment or service is terminated without cause as of February 1, 2016 and the Effective Time occurs on such date and based on other assumptions specified in the Benefits Schedule. No other individuals are entitled to benefits or payments under any such plans of FCB or any FCB Subsidiary.

(n) FCB and each FCB Subsidiary has obtained written consent for each employee on whose behalf bank-owned life insurance (“BOLI”) has been purchased.

Section 3.13 Brokers, Finders and Financial Advisors.

Neither FCB nor any FCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill and Partners, L.P. (“Sandler O’Neill”) by FCB and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill, setting forth the fees payable for services rendered to FCB in connection with the Mergers and transactions contemplated by this Agreement has been made available to Hamilton Bancorp.

Section 3.14 Environmental Matters.

With respect to FCB and each FCB Subsidiary:

(a) To the Knowledge of FCB, neither the operation of its business nor any condition of any property currently or previously owned or leased by it (including Participation Facilities and Other Real Estate Owned) has resulted in a violation of any Environmental Laws that has imposed a material liability (including a material remediation obligation) upon FCB or any FCB Subsidiary. Except as set forth in FCB Disclosure Schedule 3.14(a), to the Knowledge of FCB, no condition has existed or event has occurred with respect to FCB or any FCB Subsidiary or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FCB or any FCB Subsidiary by reason of any Environmental Laws. Neither FCB nor any FCB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that FCB or any FCB Subsidiary or the operation or condition of any property ever owned or leased (including Participation Facilities), by FCB or any FCB Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws (including, but not limited to, responsibility for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FCB or any FCB Subsidiary;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of FCB threatened, before any court, governmental agency or other forum against FCB or any FCB Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern, on a site owned or leased by FCB or any FCB Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of FCB, (i) there are no underground storage tanks on, in or under any property owned or leased by FCB or any FCB Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tank has been closed or removed from any property owned or leased by FCB or any FCB Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15 Loan Portfolio and Investment Securities.

(a) The allowance for loan losses reflected in FCB’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after December 31, 2014 was, adequate in all material respects, as of the date thereof, under GAAP.

(b) FCB Disclosure Schedule 3.15(b) sets forth a listing, as of June 30, 2015, by account, of: (i) all loans (including loan participations) of Fraternity Bank or any other FCB Subsidiary that remain on the books of FCB as of June 30, 2015 and that have been accelerated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Fraternity Bank or any other FCB Subsidiary which have been terminated by Fraternity Bank or any other FCB Subsidiary during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Fraternity Bank or any other FCB Subsidiary during three (3) years preceding the date of this Agreement, or has asserted against Fraternity Bank or any other FCB Subsidiary, in each case in writing, any “lender liability” or similar claim; (iv) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by FCB and any FCB Subsidiary, or any applicable Regulatory Authority, (D) to the Knowledge of FCB, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where a specific reserve allocation exists in connection therewith or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (v) all assets classified by Fraternity Bank or any FCB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) All loans receivable (including discounts) and accrued interest entered on the books of FCB and the FCB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FCB’s or the appropriate FCB Subsidiary’s respective business, and, to the extent secured, have been secured by valid liens and security interests by Fraternity Bank. FCB has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of FCB and the FCB Subsidiaries are subject to any defense, set-off or counterclaim (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) FCB and each of the FCB Subsidiaries has good and marketable title to all securities owned by them, free and clear of all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FCB or an FCB Subsidiary. Such securities are valued on the books of FCB in accordance with GAAP in all material respects. FCB and each FCB Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which FCB believes are prudent and reasonable.

Section 3.16 Other Documents.

FCB has made available to Hamilton Bancorp copies of (i) its annual reports to Stockholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used in connection with its meetings of Stockholders held in 2014 and 2013.

Section 3.17 Related Party Transactions.

Except as set forth in FCB Disclosure Schedule 3.17, neither FCB nor any FCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of FCB or any FCB Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No such loan or credit accommodation to any such entity is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of FCB, neither FCB nor any FCB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FCB is inappropriate.

Section 3.18 Required Vote.

The affirmative vote of a majority of the votes entitled to be cast at a meeting of the holders of FCB Common Stock, assuming a quorum is present, is required to approve this Agreement and the Merger under FCB’s articles of incorporation and the MGCL.

Section 3.19 Registration Obligations.

Neither FCB nor any FCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.20 Risk Management Instruments.

None of FCB or any FCB Subsidiary is a party to any material interest rate swap, cap, floor, option agreement, futures or forward contracts or other similar risk management arrangements, whether entered into for FCB’s own account, or for the account of one or more of FCB’s Subsidiaries or their customers.

Section 3.21 Fairness Opinion.

FCB has received a written opinion from Sandler O’Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of FCB pursuant to this Agreement is fair to such FCB Stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Trust Accounts.

Fraternity Bank and each of its Subsidiaries has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Fraternity Bank nor any other FCB Subsidiary, and to the Knowledge of FCB, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account.

Section 3.23 Intellectual Property.

FCB and each FCB Subsidiary owns or, to FCB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of its business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of FCB’s or each of the FCB Subsidiaries’ business, and neither FCB nor any FCB Subsidiary respectively has received any notice of conflict with respect thereto that asserts the rights of others. FCB and each FCB Subsidiary has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of FCB, the conduct of the business of FCB and each FCB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.24 Labor Matters.

There is no labor or collective bargaining agreement to which FCB or any FCB Subsidiary is a party. To the Knowledge of FCB, there is no union organizing effort pending or to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary. Since December 31, 2014 and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary (other than routine employee grievances that are not related to union employees). FCB and each FCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.25 Data Security.

To the Knowledge of FCB, information and data related to our loans, deposits and other relationships with our customers and our transactions with our information technology vendors has not been compromised by fraud, including cyberfraud, and other financial crimes.

Section 3.26 No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Agreement, none of FCB, any FCB Subsidiary, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to FCB or any FCB Subsidiary or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HAMILTON BANCORP

Hamilton Bancorp represents and warrants to FCB that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, except as set forth in the Hamilton Bancorp Disclosure Schedules delivered by Hamilton Bancorp to FCB on the date hereof. Hamilton Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Hamilton Bancorp Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Hamilton Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01 Organization.

(a) Hamilton Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Hamilton Bancorp has full corporate power and authority to own or lease all its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Hamilton Bancorp.

(b) Hamilton Bank is a savings association duly organized and validly existing under the laws of the United States. The deposits of Hamilton Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hamilton Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a wholly owned subsidiary of Hamilton Bancorp.

(d) Hamilton Bancorp has two direct wholly owned subsidiaries, Hamilton Bank and Merger Sub, and Hamilton Bank has one wholly owned subsidiary, 3110 FC, LLC, a Maryland limited liability company formed to hold other real estate acquired through foreclosure or deeds-in-lieu of foreclosure.

(e) The respective minute books of Hamilton Bancorp and each Hamilton Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective Stockholders and boards of directors (including committees).

(f) Prior to the date of this Agreement, Hamilton Bancorp has made available to FCB true and correct copies of the articles of incorporation and bylaws of Hamilton Bancorp, Merger Sub and Hamilton Bank and the Hamilton Bancorp Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized capital stock of Hamilton Bancorp consists of one hundred million (100,000,000) shares of common stock, $0.01 par value (“Hamilton Bancorp Common Stock”) and fifty million (50,000,000) of preferred stock, $0.01 par value (“Hamilton Bancorp Preferred Stock”). There are three million four hundred eighteen thousand one hundred and thirteen (3,418,113) shares of Hamilton Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Hamilton Bancorp Preferred Stock issued or outstanding. There are no shares of Hamilton Bancorp Common Stock held by Hamilton Bancorp as treasury stock. Neither Hamilton Bancorp nor any Hamilton Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Hamilton Bancorp Common Stock, or any other security of Hamilton Bancorp or any Hamilton Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Hamilton Bancorp Common Stock or any other security of Hamilton Bancorp.

(b) Hamilton Bancorp owns all of the capital stock of Hamilton Bank free and clear of any lien or encumbrance.

(c) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, $0.01 par value, and no shares of preferred stock. There are one hundred (100) shares of Merger Sub common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Hamilton Bancorp free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.03 Authority; No Violation.

(a) Each of Hamilton Bancorp and Merger Sub has full power and authority to execute and deliver this Agreement, and subject to FCB Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hamilton Bancorp and Merger Sub and the completion by the Hamilton Bancorp and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of Hamilton Bancorp and Merger Sub and by Hamilton Bancorp as the sole stockholder of Hamilton Bank and Merger Sub, and, no other corporate proceeding on the part of Hamilton Bancorp or Merger Sub is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hamilton Bancorp and Merger Sub and constitutes the valid and binding obligation of Hamilton Bancorp and Merger Sub, enforceable against Hamilton Bancorp and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Hamilton Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of Hamilton Bancorp is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Hamilton Bancorp as the sole stockholder of each of Hamilton Bank and Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Hamilton Bank necessary to approve the Bank Merger, all agreements entered into to effect the Bank Merger and the other transactions contemplated hereby or thereby.

(b) Subject to the receipt of approvals from the Regulatory Approvals and the compliance with all conditions contained therein,

(A) the execution and delivery of this Agreement by Hamilton Bancorp and Merger Sub,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by Hamilton Bancorp with all of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters or bylaws, or any other governing document, of any of Hamilton Bancorp, Hamilton Bank, Merger Sub or any Hamilton Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hamilton Bancorp, Hamilton Bank, Merger Sub or any of the properties or assets of Hamilton Bancorp, Merger Sub or any Hamilton Bancorp Subsidiary; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Hamilton Bancorp or any Hamilton Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Hamilton Bancorp or any Hamilton Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 4.03(b)(ii) and 4.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Hamilton Bancorp.

Section 4.04 Consents.

Except for (a) filings with the Regulatory Authorities set forth on Hamilton Bancorp Disclosure Schedule 4.04, the receipt of the Regulatory Approvals, and compliance with all conditions contained therein, (b) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, and such other filings as may be required for the Bank Merger, and (c) the receipt of the FCB Stockholder Approval, no consent, waiver or approval of, or filing or registration with, any other third party is necessary, in connection with (x) the execution and delivery of this Agreement by Hamilton Bancorp and Merger Sub, and (y) the completion of the Merger by Hamilton Bancorp and Merger Sub, the Bank Merger

by Hamilton Bank or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on Hamilton Bancorp. As of the date hereof, to the Knowledge of Hamilton Bancorp, no fact or circumstance exists that (a) would reasonably be expected to prevent or delay, in any material respect, any Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

Section 4.05 Financial Statements.

(a) The Hamilton Bancorp Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Hamilton Bancorp and the Hamilton Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of Hamilton Bancorp and the Hamilton Bancorp Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) Hamilton Bancorp and the Hamilton Bancorp Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since March 31, 2015 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith, except to the extent such failure to timely file or pay would have a Material Adverse Effect on Hamilton. Hamilton Bancorp’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 complies in all material respects with the Exchange Act and the rules and regulations of the SEC with respect thereto, including, without limitation, the accounting requirements for such reports under rules and regulations of the SEC with respect thereto.

(d) The records, systems, controls, data and information of Hamilton Bancorp and the Hamilton Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hamilton Bancorp and the Hamilton Bancorp Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of Hamilton Bancorp and the Hamilton Bancorp Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Hamilton Bancorp Financial Statements by Hamilton Bancorp’s certified public accountants.

(e) Hamilton Bancorp has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since March 31, 2015, (i) neither Hamilton Bancorp nor any of the Hamilton Bancorp Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

(g) Since March 31, 2014, Hamilton Bancorp and the Hamilton Bancorp Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP that was not so reflected, reserved or disclosed.

Section 4.06 No Material Adverse Effect.

Except as set forth in Hamilton Bancorp Disclosure Schedule 4.06, Hamilton Bancorp has not suffered any Material Adverse Effect since March 31, 2014 that has not been disclosed in the Hamilton Bancorp Financial Statements and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Hamilton Bancorp or any of the Hamilton Bancorp Subsidiaries.

Section 4.07 Availability of Funds.

Hamilton Bancorp will have available to it at the Effective Time, sources of capital sufficient to pay the Merger Consideration and the Option Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.08 Merger Sub

Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activity and will not have incurred liability or obligation other than as contemplated herein.

Section 4.09 Compliance with Applicable Law.

(a) To Hamilton Bancorp’s Knowledge, each of Hamilton Bancorp and each Hamilton Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Hamilton Bancorp nor any Hamilton Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Hamilton Bank has adopted and Hamilton Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder in all material respects and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) Each of Hamilton Bancorp and each Hamilton Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hamilton Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Hamilton Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) For the period beginning April 1, 2012, neither Hamilton Bancorp nor any Hamilton Bancorp Subsidiary has received any written notification or, to Hamilton Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Hamilton Bancorp or any Hamilton Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Hamilton Bancorp or any Hamilton Bancorp Subsidiary; (iii) requiring, or threatening to require, Hamilton Bancorp or any Hamilton Bancorp Subsidiary, or indicating that Hamilton Bancorp or any Hamilton Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Hamilton Bancorp or any Hamilton Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Hamilton Bancorp or any Hamilton Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Hamilton Bancorp Regulatory Agreement”). Neither Hamilton Bancorp nor any Hamilton Bancorp Subsidiary has consented to or entered into any Hamilton Bancorp Regulatory Agreement that is currently in effect or that was in effect since April 1, 2012. The most recent regulatory rating given to Hamilton Bank as to compliance with the CRA is satisfactory or better.

(d) This Section 4.09 does not apply to compliance with Environmental Laws by Hamilton Bancorp or any Hamilton Bancorp Subsidiary.

Section 4.10 Legal Proceedings

Neither Hamilton Bancorp nor any Hamilton Bancorp Subsidiary is a party to any, and there is no pending or, to the Knowledge of Hamilton Bancorp, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against Hamilton Bancorp or any Hamilton Bancorp Subsidiary, (ii) to which Hamilton Bancorp or any of Hamilton Bancorp Subsidiary’s assets is or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Hamilton Bancorp to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Hamilton Bancorp.

Section 4.11 No Other Representations or Warranties;

Except as expressly set forth in this Agreement, none of Hamilton Bancorp, any Hamilton Bancorp Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the Hamilton Bancorp or any Hamilton Bancorp Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.12 Pro Forma Capitalization

Hamilton Bank is, and upon consummation of the transactions contemplated hereby, Hamilton Bank will be deemed “well capitalized” under Section 165.4 of the regulations of the OCC.

ARTICLE 5

COVENANTS OF FCB

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Hamilton Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, FCB will, and it will cause each FCB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, FCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or as set forth in FCB Disclosure Schedule 5.01(b), or as consented to by Hamilton Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each FCB Subsidiary not to:

(i) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, or appoint a new director to its Board of Directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(ii) change the number of authorized or issued shares of its capital stock, issue shares of FCB Common Stock, including shares that are held as “treasury shares” as of the date of this Agreement (other than upon the exercise of any FCB Options outstanding as of the date of this Agreement), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock , or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx));

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) except as set forth on FCB Disclosure Schedule 5.01(b)(v), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the FCB Compensation and Benefits Plans set forth on FCB Disclosure Schedule 3.12(a), (B) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees, other than any employee who is a party to an employment or change in control agreement listed on FCB Disclosure Schedule 3.12(a), and (C) the payment of compensation to directors in the normal course of business consistent with past practice, and (D) the payment of retention bonuses to selected employees of Fraternity Bank whose employment continues until the Effective Time or a specified date thereafter, provided that the aggregate amount of such retention bonuses does not exceed the amount set forth in FCB Disclosure Schedule 5.01(b)(v). Neither FCB nor any FCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $25,000, except that FCB or any FCB Subsidiary may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance (excluding the renewal of FCB’s health insurance policy in the normal course) or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate FCB or any FCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FCB or any FCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FCB, or any FCB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of FCB or sell or otherwise dispose of any material asset of FCB or of any FCB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any material asset of FCB or of any FCB Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FCB or Fraternity Bank;

(x) except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FCB or any FCB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xi) purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency (A) with average maturities of less than five (5) years, and (B) and otherwise in the ordinary course of business consistent with past practice;

(xii) except for commitments issued prior to the date of this Agreement which have not yet expired and loans in process as of the date of this Agreement that, in each case, have been disclosed on FCB Disclosure Schedule 5.01(b)(xii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (A) in an amount in excess of $600,000, (B) that involves an exception to policy or (C) for a one- to four-family residential real estate loan, other than home equity lines of credit, that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac or for which one- to four-family residential real estate loan, other than home equity lines of credit, FCB does not have a commitment to purchase such loan on a non-recourse basis from an investor listed in FCB Disclosure Schedule 5.01(b)(xii) prior to making such loan; provided that Hamilton Bancorp shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Hamilton Bancorp does not object to any such proposed loan within five (5) business days of receipt by Hamilton Bancorp of a request by FCB to exceed such limit along with all financial or other data that Hamilton Bancorp may reasonably request in order to evaluate such loan. Notwithstanding the restrictions contained in this Section 5.01(b)(xii), FCB may originate a single loan of up to $2.0 million to a party, and in connection with a property, set forth in FCB Disclosure Schedule 5.01(b)(xii)(2), provided that (A) Hamilton Bancorp and Hamilton Bank shall have a right of first refusal to either purchase such loan or participate in such loan up to the full amount of the loan, and (B) FCB will participate out a portion of such loan such that FCB shall at no time have an interest in such loan of more than $200,000.

(xiii) except as set forth in FCB Disclosure Schedule 5.01(b)(xiii), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than any transactions between FCB and any FCB Subsidiary or between FCB Subsidiaries, subject to applicable law and regulation;

(xiv) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any FCB Compensation and Benefit Plan except in the ordinary course of business;

(xvii) make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(xviii) purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(xix) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by FCB or Fraternity Bank of more than $25,000 annually, or containing any financial commitment in excess of $25,000 in the aggregate and extending beyond twenty-four (24) months from the date hereof;

(xx) except with respect to foreclosures or other collection actions (which are set forth in FCB Disclosure Schedule 5.01(b)(xx)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that would not reasonably be expected to create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiii) sell any participation interest in any loan other than in the ordinary course of business consistent with past practice (provided, that Hamilton Bank will be given the first opportunity to purchase any loan participation being sold) or sell Other Real Estate Owned (other than sales that generate a net book loss of not more than $25,000 for any particular property);

(xxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hamilton Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Hamilton Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Hamilton Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxv) take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of FCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied; and

(xxvi) agree to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, FCB will cause one or more of its representatives (as designated by FCB’s chief executive officer from time to time) to confer with representatives of Hamilton Bancorp and report the status of its ongoing operations at such times as Hamilton Bancorp may reasonably request. FCB will promptly notify Hamilton Bancorp of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCB or any FCB Subsidiary. Any information provided pursuant to this Section 5.02, 5.03, 5.04 and 5.12, will be subject to the Confidentiality Agreement and may be used only to facilitate the transactions contemplated hereby.

(b) Fraternity Bank and Hamilton Bank shall meet on a regular basis to discuss and plan for the conversion of Fraternity Bank’s data processing and related electronic informational systems to those used by Hamilton Bank, which planning shall include, but not be limited to, discussion of the possible termination by Fraternity Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Fraternity Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Fraternity Bank shall not be obligated to take any such action prior to the Effective Time and, unless Fraternity Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Fraternity Bank takes, at the request of Hamilton Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Hamilton Bank shall indemnify Fraternity Bank for all such fees and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by FCB.

(c) On a monthly basis, Fraternity Bank shall provide Hamilton Bank a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans thirty (30) days or more past due as of the end of such month (iv) impaired loans, (v) loans classified as special mention, loss or doubtful, and (vi) loans reviewed for purposes of determining the allowance for loan losses. On a monthly basis, Fraternity Bank shall provide Hamilton Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) FCB shall promptly inform Hamilton Bancorp upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of FCB or any FCB Subsidiary under any labor or employment law.

Section 5.03 Access to Properties and Records.

(a) Subject to Section 11.01 hereof, FCB shall permit Hamilton Bancorp reasonable access during normal business hours upon reasonable notice to its properties and those of the FCB Subsidiaries, and shall disclose and make available to Hamilton Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FCB reasonably determines should be treated as confidential) and Stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and all other business activities or prospects in which Hamilton Bancorp may have a reasonable interest; provided, however, that FCB shall not be required to take any action that would provide access to information, or to disclose information, where such access or disclosure would prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or as not permitted by law or regulation. FCB shall provide and shall request its auditors to provide Hamilton Bancorp with such historical financial information regarding it (and related audit reports and consents) as Hamilton Bancorp may reasonably request for securities disclosure purposes. Hamilton Bancorp and Hamilton Bank shall use commercially reasonable efforts to minimize any interference with FCB’s regular business operations during any such access to FCB’s property, books and records.

(b) Promptly upon receipt thereof, FCB will furnish to Hamilton Bancorp copies of each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to FCB by such auditors in connection with each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by such auditors.

(c) FCB will furnish to Hamilton Bancorp copies of all documents, statements and reports as it or any FCB Subsidiary shall send to its Stockholders, the FDIC, or any other Regulatory Authority, except as legally prohibited thereby. Within twenty-eight (28) days after the end of each month, FCB will deliver to Hamilton Bancorp a list and description of loans originated by Fraternity Bank since the prior month end.

(d) FCB will advise Hamilton Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of FCB or any of the FCB Subsidiaries except as legally prohibited thereby.

(e) With reasonable promptness, FCB will furnish to Hamilton Bancorp such additional financial data that FCB possesses and as Hamilton Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

(f) Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall Hamilton Bancorp have access to any information that, based on advice of FCB’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of FCB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Hamilton Bancorp, FCB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Hamilton Bancorp shall not conduct any environmental sampling without the prior written consent of FCB, which consent may be withheld in FCB’s discretion. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of FCB or such Person or Persons as may be designated by FCB. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04 FCB Subsidiaries.

On or before the Closing Date, FCB shall take all actions required so that on the Closing Date each FCB Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

Section 5.05 Maintenance of Insurance.

FCB shall maintain, and cause each FCB Subsidiary to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, FCB will promptly supplement or amend the FCB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCB Disclosure Schedule or which is necessary to correct any information in such FCB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such FCB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. Hamilton Bancorp agrees that FCB will be deemed to have complied with Section 5.06 so long as all matters that are required pursuant to the first sentence of this Section 5.06 to be included in a supplement or amendment of the FCB Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.02(a) to be satisfied.

Section 5.07 Consents and Approvals of Third Parties.

FCB shall use best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08 Best Efforts.

Subject to the terms and conditions herein provided, FCB agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

In the event that FCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Hamilton Bancorp.

Section 5.10 FCB Benefit Plans

(a) The FCB ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, FCB shall direct the FCB ESOP trustee(s) to remit a sufficient number of shares of FCB Common Stock held by the ESOP’s unallocated suspense account to FCB or any other lender (as applicable) to repay the full outstanding balance of the FCB ESOP loan(s), with each remitted share to be valued in an amount equal to the Merger Consideration. All remaining shares of FCB Common Stock held by the FCB ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. After repayment of the outstanding FCB ESOP Loan(s) and conversion of the shares of FCB Common Stock for Merger Consideration, the cash received upon the conversion of the unallocated shares of FCB Common Stock held by FCB ESOP trust shall be allocated in accordance with the FCB ESOP. As soon as practicable, FCB shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the FCB ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the FCB ESOP upon its termination, the account balances in the FCB ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Notwithstanding the foregoing, Continuing Employees may also elect to roll over their ESOP account balances into the Hamilton 401(k) Plan following the receipt of a determination letter from IRS for the termination of the FCB ESOP. FCB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(a). From the date of this Agreement until the ESOP Termination Date, contributions by FCB or any FCB Subsidiary to the FCB ESOP shall be made solely in accordance with the FCB ESOP loan amortization schedule(s) in effect as of the date of this Agreement.

(b) The FCB 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable, FCB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the FCB 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the FCB 401(k) Plan upon termination, the account balances in the FCB 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct, except that FCB 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from the FCB 401(k) Plan upon termination of their employment. Notwithstanding the foregoing, Continuing Employees may also elect to roll over their FCB 401(k) Plan account (excluding loans) into the Hamilton 401(k) Plan. FCB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(b).

(c) FCB shall terminate the FCB vacation policy as provided in FCB Disclosure Schedule 5.10(c) (the “FCB Vacation Policy”) immediately prior to the Effective Time (the “Vacation Policy Termination Date”). Any paid time off accrued or earned for vacation under the FCB Vacation Policy by any employee of FCB or FCB Subsidiary who does not become a Continuing Employee as of the Effective Time shall be paid by FCB or the applicable FCB Subsidiary immediately prior to the Effective Time. FCB shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(c). The estimated amounts payable under the FCB Vacation Policy are provided in FCB Disclosure Schedule 5.10(c).

(d) FCB shall terminate the FCB Equity Plan, including all underlying award agreements, as of the Effective Time.

Section 5.11 Stockholder Litigation.

FCB shall give Hamilton Bancorp prompt notice of any FCB Stockholder litigation against FCB and/or its directors or affiliates relating to the transactions contemplated by this Agreement and will consult with Hamilton Bancorp and its counsel with respect to the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to by FCB or Fraternity Bank without Hamilton Bancorp’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.12 Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), FCB and Fraternity Bank shall permit a representative of Hamilton Bancorp (no more than one (1)) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that neither FCB nor Fraternity Bank shall be required to permit the Hamilton Bancorp representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of FCB or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to Hamilton Bancorp’s participation, or (ii) that FCB would not be required to disclose under Section 5.03(b) hereof.

Section 5.13 No Solicitations.

(a) FCB shall not, and shall cause the FCB Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “FCB Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Hamilton Bancorp) any information or data with respect to FCB or any of the FCB Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which FCB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by FCB or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of FCB or otherwise, shall be deemed to be a breach of this Agreement by FCB. FCB and FCB Subsidiaries shall, and shall cause each of FCB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Hamilton Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FCB or any of the FCB Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of FCB or any of the FCB Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of FCB and the FCB Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of FCB or any of the FCB Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of FCB or any of the FCB Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.13(a), FCB may take any of the actions described in clause (ii) of Section 5.13(a) only if, (i) FCB has received a bona fide unsolicited written Acquisition Proposal, prior to the FCB Stockholders Meeting, that did not result from a breach of this Section 5.13; (ii) the FCB

Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) FCB has provided Hamilton Bancorp with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to FCB or any of the FCB Subsidiaries or otherwise relating to an Acquisition Proposal, FCB receives from such Person a confidentiality agreement with terms no less favorable to FCB than those contained in the Confidentiality Agreement. FCB shall promptly provide to Hamilton Bancorp any non-public information regarding FCB or the FCB Subsidiaries provided to any other Person that was not previously provided to Hamilton Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the FCB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of FCB Common Stock or all, or substantially all, of the assets of FCB and the FCB Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of FCB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the FCB Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approval or other risk associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the FCB Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) FCB shall promptly (and in any event within twenty-four (24) hours) notify Hamilton Bancorp in writing if any proposal or offer is received by, any information is requested from, or any negotiation or discussion is sought to be initiated or continued with, FCB or any FCB Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). FCB agrees that it shall keep Hamilton Bancorp informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request).

(d) Subject to Section 5.13(e), neither the FCB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Hamilton Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the FCB Recommendation (as defined in Section 5.14), or make any statement, filing or release, in connection with FCB Stockholders Meeting or otherwise, inconsistent with the FCB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FCB Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause FCB or any of the FCB Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.13(b)) or (B) requiring FCB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.13(d), prior to the date of FCB Stockholders Meeting, the FCB Board may approve or recommend to the Stockholders of FCB a Superior Proposal and withdraw, qualify or modify the FCB Recommendation in connection therewith (a “FCB Subsequent Determination”) after the third (3rd) Business Day following Hamilton Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from FCB advising Hamilton Bancorp that the FCB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.13) constitutes a Superior Proposal (it being understood that FCB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that FCB proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the FCB Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to FCB Stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Hamilton Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Hamilton Bancorp shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), FCB Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.13(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.13 shall prohibit FCB or the FCB Board of Directors from complying with FCB’s obligations required under Rules 14d-9 (as if such rule were applicable to FCB) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in FCB Recommendation unless it is limited to a stop, look and listen communication or the FCB Board reaffirms the FCB Recommendation in such disclosure.

Section 5.14 Stockholders Meeting.

FCB will submit to its stockholders this Agreement and all other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FCB will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “FCB Stockholders Meeting”) reasonably promptly following execution of this Agreement for the purpose of considering and voting on approval of this Agreement and the transactions provided for in this Agreement. FCB agrees that its obligations pursuant to this Section 5.14 shall not be affected by the commencement, public proposal, public disclosure or communication to FCB of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.13(e), FCB shall, (i) through FCB’s Board of Directors, recommend to its stockholders approval of this Agreement (the “FCB Recommendation”), (ii) include such recommendation in the proxy statement for such FCB Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the FCB Stockholders a vote approving this Agreement. For the purposes of holding the FCB Stockholders Meeting, FCB shall draft and prepare a proxy statement satisfying all requirements of applicable laws (the “Proxy Statement”). FCB shall provide Hamilton Bancorp with appropriate opportunity to review and comment on its Proxy Statement, and shall incorporate all appropriate comments thereto.

Section 5.15 No Appraisal Rights.

The FCB Board of Directors shall not grant Appraisal Rights to any holder of FCB Common Stock.

ARTICLE 6

COVENANTS OF HAMILTON BANCORP

Section 6.01 Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of FCB, which consent will not be unreasonably withheld, Hamilton Bancorp will, and it will cause each Hamilton Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

Section 6.02 Current Information.

During the period from the date of this Agreement to the Effective Time, Hamilton Bancorp will cause one or more of its representatives to confer with representatives of FCB and report the status of matters relating to the completion of the transactions contemplated hereby, at such times as FCB may reasonably request. Hamilton Bancorp will promptly notify FCB, to the extent permitted by applicable law, of all governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Hamilton Bancorp and any Hamilton Bancorp Subsidiary.

Section 6.03 Financial and Other Statements.

Hamilton Bancorp will furnish to FCB copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 6.04 Disclosure Supplements.

From time to time prior to the Effective Time, Hamilton Bancorp will promptly supplement or amend the Hamilton Bancorp Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Hamilton Bancorp Disclosure Schedule or which is necessary to correct any information in such Hamilton Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Hamilton Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. FCB agrees that Hamilton Bancorp will be deemed to have complied with Section 6.04 so long as all matters that are required pursuant to the first sentence of this Section 6.04 to be included in a supplement or amendment of the Hamilton Bancorp Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.03(a) to be satisfied.

Section 6.05 Consents and Approvals of Third Parties.

Hamilton Bancorp shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. In furtherance thereof, provided that Hamilton Bancorp receives all information requested in writing from FCB concerning FCB and each FCB Subsidiary, Hamilton Bancorp shall use its best efforts to file all applications required to obtain each Regulatory Approval within thirty (30) days from the date hereof.

Section 6.06 Best Efforts.

Subject to the terms and conditions herein provided, Hamilton Bancorp agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07 Failure to Fulfill Conditions.

In the event that Hamilton Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FCB.

Section 6.08 Employee Benefits.

(a) Except as otherwise provided in this Agreement, Hamilton Bancorp will review all the FCB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any FCB Compensation and Benefit Plan is frozen or terminated by Hamilton Bancorp, Hamilton Bancorp will use best efforts so that the former employees of FCB or any FCB Subsidiary who become employees of Hamilton Bancorp or Hamilton Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any benefit plan or policy of the Hamilton Bancorp or Hamilton Bancorp Subsidiary (the “Hamilton Bancorp Compensation and Benefit Plans”) of similar character (to the extent that one exists, other than any Hamilton Bancorp or Hamilton Bancorp Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Hamilton Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FCB or any FCB Subsidiary prior to the Effective Time, provided, however, that credit for prior years of service shall be given under the Hamilton Bank Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under any retiree health plan or program. Hamilton Bancorp shall credit each Continuing Employee and his or her eligible dependents for the plan year during which health coverage under the Hamilton Bancorp group health insurance plan begins with any deductible, co-pays or out-of-pocket payments already incurred by the Continuing Employee and his or her dependents during such year under the applicable FCB group health insurance plan upon delivery to Hamilton Bancorp of appropriate documentation, subject to the terms and conditions of the applicable Hamilton Bancorp group health insurance plan. In addition, prior to the Closing, Hamilton Bancorp shall amend its tax-qualified retirement plans to provide credit for prior years of service for Continuing Employees in accordance with this Section 6.08(a). This Agreement shall not be construed to limit the ability of Hamilton Bancorp or Hamilton Bank to terminate the employment of any employee of FCB or FCB Subsidiary or to review any FCB Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by FCB hereunder or by operation of law, Hamilton Bancorp or any Hamilton Bancorp Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FCB or any FCB Subsidiary as of the Effective Time.

(b) Hamilton Bancorp shall honor the terms of all employment and change in control agreements set forth on FCB Disclosure Schedule 3.12(a), unless superseded by an agreement entered into with Hamilton Bancorp or any Hamilton Bancorp Subsidiary, provided, however that: (i) the Chief Executive Officer and Chairman of the Board of Directors of FCB and the President and Chief Operating Officer of FCB receiving a payment thereunder enters into a release of claims with Hamilton Bancorp and Hamilton Bancorp Subsidiary; and (ii) FCB shall use commercially reasonable efforts to cause any other executive of FCB or FCB Subsidiary receiving a payment thereunder to enter into a release of claims with Hamilton Bancorp and Hamilton Bancorp Subsidiary. The estimated amounts payable under such employment and change in control agreements are provided in the Benefits Schedule.

(c) In the event of any termination or consolidation of any FCB health plan with any Hamilton Bancorp health plan, Hamilton Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage (including medical, dental, prescription and vision benefits) on the same basis as it provides such coverage to Hamilton Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under an FCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the Hamilton Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Hamilton Bancorp and their dependents. In the event of a termination or consolidation of any FCB health plan, terminated FCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of Hamilton Bancorp to the extent required by COBRA.

(d) Hamilton Bancorp shall honor the terms of the FCB Severance Plan. The estimated amounts payable under the FCB Severance Plan are set forth in the Benefits Schedule.

Section 6.09 Directors and Officers Indemnification and Insurance.

(a) Hamilton Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FCB or an FCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Hamilton Bancorp, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FCB or an FCB Subsidiary or is or was serving at the request of FCB or an FCB Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of FCB or an FCB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by FCB under Maryland law and under FCB’s Articles of Incorporation and Bylaws. Hamilton Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by FCB under Maryland law and under FCB’s Articles of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify Hamilton Bancorp (but the failure so to notify Hamilton Bancorp shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices Hamilton Bancorp) and shall deliver to Hamilton Bancorp the undertaking referred to in the previous sentence.

(b) In the event that either Hamilton Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Hamilton Bancorp shall assume the obligations set forth in this Section 6.09.

(c) Prior to the Closing, Hamilton Bancorp shall purchase an extended reporting period to FCB’s current liability insurance policy(ies) that cover FCB’s directors and officers with respect to matters occurring at or prior to the Effective Time (“Tail Policies”), for a period to last from the day after the Closing Date to a minimum of six (6) years after that day (provided, that Hamilton Bancorp may substitute policies of at least the same coverage limits containing terms and conditions which are not materially less favorable to the officers and directors of FCB and the FCB Subsidiaries); provided, however, that in no event shall Hamilton Bancorp be required to expend pursuant to this Section 6.09(c) an aggregate amount in excess of 175% of the annual cost currently expended by FCB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Hamilton Bancorp shall maintain the most advantageous (as determined by said directors and officers insurance) Tail Policies that are obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, FCB agrees in order for Hamilton Bancorp to fulfill its agreement to provide Tail Policies for a minimum of six (6) years to provide such insurers or substitute insurers with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. For the avoidance of doubt, nothing contained in the Section 6.09(c) limits Hamilton Bancorp’s obligations under 6.09(a) or 6.09(b) or Hamilton Bancorp’s or FCB’s obligations under Maryland law.

(d) The obligations of Hamilton Bancorp provided under this Section 6.09 are intended to be enforceable against Hamilton Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Hamilton Bancorp.

(e) To the extent a person is entitled to indemnification from Hamilton Bancorp pursuant to Section 6.09(a) with respect to a claim, cause of action or other liability, Hamilton Bancorp agrees to release such person with respect to such claim, cause of action or other liability.

ARTICLE 7

REGULATORY AND OTHER MATTERS

Section 7.01 Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and Hamilton Bancorp will make and cause Hamilton Bank to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall Hamilton Bancorp or Hamilton Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Hamilton Bancorp or Hamilton Bank of all or any material portion of the business or assets of FCB or any FCB Subsidiary, (b) compel Hamilton Bancorp or Hamilton Bank to dispose of or hold separate all or any material portion of the business or assets of FCB or any FCB

Subsidiary, or (c) otherwise materially impair the value of FCB and the FCB Subsidiaries to Hamilton Bancorp and Hamilton Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. FCB shall have the right to review, and to the extent practicable to consult with Hamilton Bancorp and Hamilton Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Hamilton Bancorp shall give FCB and its counsel the opportunity to review, and to the extent practicable to consult with Hamilton Bancorp and Hamilton Bank on, each filing prior to its being filed with a Regulatory Authority and shall give FCB and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

Section 7.02 No Control.

Nothing contained in this Agreement shall give Hamilton Bancorp, directly or indirectly, the right to control or direct the operations of FCB or Fraternity Bank prior to the Effective Time. Prior to the Effective Time, each of FCB and Hamilton Bancorp shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE 8

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all parties prior to the Closing Date of the following conditions:

(a) FCB Stockholder Approval. The FCB Stockholder Approval shall have been obtained.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Hamilton Bancorp or FCB, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

(d) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Hamilton Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

Section 8.02 Conditions to the Obligations of Hamilton Bancorp and Merger Sub under this Agreement.

The obligations of Hamilton Bancorp and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver by Hamilton Bancorp and Merger Sub of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of FCB set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of FCB that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and FCB shall have delivered to Hamilton Bancorp a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of FCB as of the Closing Date.

(b) Agreements and Covenants. FCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Hamilton Bancorp shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect dated as of the Closing Date.

(c) Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger, the Second Merger or the Bank Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

Section 8.03 Conditions to the Obligations of FCB under this Agreement.

The obligations of FCB under this Agreement shall be further subject to the satisfaction or waiver by FCB of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Hamilton Bancorp set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Hamilton Bancorp that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and Hamilton Bancorp shall have delivered to FCB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Hamilton Bancorp as of the Closing Date.

(b) Agreements and Covenants. Hamilton Bancorp and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and FCB shall have received a certificate signed on behalf of Hamilton Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c) Payment of Merger Consideration and Option Consideration. Hamilton Bancorp shall have delivered the Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide FCB with a certificate evidencing such delivery. Each holder of FCB Options shall have been paid his or her pro rata portion of the Option Consideration in accordance with the provisions of Section 2.06 herein.

Section 8.04 Frustration of Closing Conditions.

Neither Hamilton Bancorp nor FCB may rely on the failure of any condition set forth in Section 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.08 herein or Section 6.06 herein.

ARTICLE 9

THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles 9 and 10 hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Hamilton Bancorp, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Hamilton Bancorp and FCB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Hamilton Bancorp and FCB the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, Hamilton Bancorp shall have delivered the Merger Consideration and the Option Consideration as set forth under Section 8.03 hereof.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the Stockholders of FCB:

(a) by the mutual written agreement of Hamilton Bancorp and FCB;

(b) by the Board of Directors of either Hamilton Bancorp or FCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) by the Board of Directors of either Hamilton Bancorp or FCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate this

Agreement) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(b) or Section 8.03(b), as applicable, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) by the Board of Directors of either Hamilton Bancorp or FCB if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Hamilton Bancorp and FCB; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the Board of Directors of either Hamilton Bancorp or FCB if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not issue any Regulatory Approval or an application therefor shall have been permanently withdrawn at the request of a Regulatory Authority, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and unappealable;

(f) by the Board of Directors of either Hamilton Bancorp or FCB, if the Stockholders of FCB shall have voted at the FCB Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g) by the Board of Directors of Hamilton Bancorp, (i) if FCB shall have materially breached its obligations under Section 5.13 or 5.14 of this Agreement or (ii) if the FCB Board of Directors does not publicly recommend in the proxy statement for the FCB Stockholders Meeting that the FCB Stockholders approve and adopt this Agreement or if, after making the FCB Recommendation in the Proxy Statement, the FCB Board of Directors makes an FCB Subsequent Determination in a manner adverse to Hamilton Bancorp;

(h) By the Board of Directors of Hamilton Bancorp if FCB has received a Superior Proposal, and in accordance with Section 5.13 of this Agreement, the Board of Directors of FCB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or made an FCB Subsequent Determination in a manner adverse to Hamilton Bancorp; or

(i) By the Board of Directors of FCB, and subject to FCB’s compliance with Section 10.02(b), if FCB has received a Superior Proposal, and in accordance with Section 5.13 of this Agreement, the Board of Directors of FCB has made a determination to accept such Superior Proposal.

Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including with respect to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach), 11.01, 11.02, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11, 11.14 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with Section 11.14.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) As a condition of Hamilton Bancorp’s willingness, and in order to induce Hamilton Bancorp, to enter into this Agreement, and to reimburse Hamilton Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FCB hereby agrees to pay Hamilton Bancorp, and Hamilton Bancorp shall be entitled to payment of a fee of $1.22 million (the “Termination Fee”). The Termination Fee shall be paid within three (3) business days after written demand for payment is made by Hamilton Bancorp, following the occurrence of any of the events set forth below:

(A) The termination of this Agreement by Hamilton Bancorp pursuant to Section 10.01(h) or by FCB pursuant to Section 10.01(i);

(B) The entering into of a definitive agreement by FCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FCB within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Hamilton Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by FCB after the occurrence of an Acquisition Proposal; or (ii) the failure of the Stockholders of FCB to approve this Agreement after the occurrence of an Acquisition Proposal; or

(C) The termination of this Agreement by Hamilton Bancorp pursuant to Section 10.01(g).

(iv) The right to receive payment of the Termination Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Hamilton Bancorp against FCB and its Subsidiaries and their respective officers and directors with respect to a termination under Section 10.02(b)(iii)(A), (B) or (C).

(v) Hamilton Bancorp shall be reimbursed by FCB for all fees, costs and other expenses incurred by Hamilton Bancorp in connection with enforcing its right to the Termination Fee.

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the Stockholders of FCB), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after receipt of the FCB Stockholder Approval, there may not be, without re-obtaining the FCB Stockholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to the FCB Stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, Hamilton Bancorp and FCB mutually agree to be bound by the terms of the confidentiality and non-disclosure agreement dated January 16, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. In addition, Hamilton Bancorp agrees that for a period of two (2) years from the date of this Agreement, it will not, and will cause its Subsidiaries not to, without the prior written consent of FCB, directly or indirectly initiate contact with or otherwise solicit any current officer or employee of FCB or its Subsidiaries for the purpose of hiring such officer or employee, except that this prohibition shall not apply to: (i) employment advertisements placed in publications of general circulation or in trade journals, or other means not directed specifically at such employee or officer, (ii) contact initiated by such officer or employee, or (iii) the hiring of any such officer or employee as a result of item (i) or (ii).

Section 11.02 Public Announcements.

FCB and Hamilton Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FCB nor Hamilton Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Hamilton Bancorp or Merger Sub to:

Hamilton Bank

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

Attn:   Robert A. DeAlmeida

President and Chief Executive Officer

Fax: 410.616.1858

Email: RDeAlmeida@hamilton-bank.com

with a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attn:   Lawrence M.F. Spaccasi, Esq.

Michael J. Brown, Esq.

Fax: (202) 362-2902

Email:  lspaccasi@luselaw.com

mbrown@luselaw.com

(b)	If to FCB to:

Fraternity Community Bancorp, Inc.

764 Washington Boulevard,

Baltimore, Maryland 21230

Attn:   Thomas K. Sterner

Chairman and Chief Executive Officer

Fax: (410) 752-3806

Email: tsterner@fraternityfed.com

with a copy to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attn:   Joel E. Rappoport, Esq.

Fax: (202) 508-5858

Email: jrappoport@kilpatricktownsend.com

or such other address as shall be furnished in writing by any party.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.09 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There is no restriction, agreement, promise, warranty, covenant or undertakings between the parties other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of Maryland, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement and each party has been represented by counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Furthermore, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.11 Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the District of Maryland or in any state court in the State of Maryland, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Maryland or of any state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the District of Maryland or a state court located in the State of Maryland.

Section 11.12 Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14 Expenses.

Whether or not the Mergers are consummated, except as expressly provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

HAMILTON BANCORP, INC.

By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida
President and Chief Executive Officer

HAMILTON ACQUISITION CORP. II

By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida
President and Chief Executive Officer

FRATERNITY COMMUNITY BANCORP, INC.

By:	/s/ Thomas K. Sterner
Thomas K. Sterner
Chairman and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

FORM OF VOTING AGREEMENT

October 12, 2015

Hamilton Bancorp, Inc.

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

Ladies and Gentlemen:

Hamilton Bancorp, Inc. (“Hamilton Bancorp”) and Hamilton Acquisition Corp. II, a wholly-owned subsidiary of Hamilton Bancorp (“Merger Sub”), have entered into an Agreement and Plan of Merger with Fraternity Community Bancorp, Inc. (“FCB”) dated as of October 12, 2015 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Merger Sub will merge with and into FCB with FCB as the surviving entity (the “First Merger”), (b) immediately following the First Merger, FCB will merge with and into Hamilton Bancorp with Hamilton Bancorp as the surviving entity (the “Second Merger”, and together with the First Merger, the “Merger”), and (c) stockholders of FCB will receive the Merger Consideration as defined in the Merger Agreement. Pursuant to the Merger Agreement, immediately following the Merger, Fraternity Federal Savings & Loan Association, a wholly-owned subsidiary of FCB, will merge with and into Hamilton Bank, a wholly-owned subsidiary of Hamilton Bancorp, with Hamilton Bank as the surviving entity. As used herein, the term “Immediate Family” shall mean a person’s (i) spouse and (ii) children whom are living at the same address as such person. Capitalized terms used herein without definition have the meanings specified in the Merger Agreement.

Hamilton Bancorp has requested, as a condition to its execution and delivery to FCB of the Merger Agreement, that the undersigned, being directors of FCB, execute and deliver to Hamilton Bancorp this Letter Agreement.

Each of the undersigned, in order to induce Hamilton Bancorp to execute and deliver to FCB the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of stockholders of FCB called to vote for approval of the Merger so that all shares of common stock of FCB over which the undersigned or a member of the undersigned’s immediate family now has, or hereafter acquires, sole or shared voting power (other than shares voted in a fiduciary capacity on behalf of a person or a trust for the benefit of a person or persons who is/are not an Immediate Family Member) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and against any competing proposal (including any amendments or modifications of the terms thereof approved by the Board of Directors of FCB, it being understood that as to Immediate Family Members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with the above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of FCB, to approve the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any common stock of FCB on or prior to the date of the meeting of FCB stockholders to vote on the Merger Agreement without the prior written consent of Hamilton Bancorp, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendent or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, or similar estate planning transaction, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

(d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with the earlier of the conclusion of the validly held meeting of stockholders of FCB at which the Merger is voted upon or any termination of the Merger Agreement.

Nothing in this Letter Agreement shall be construed to prevent the undersigned from taking any action solely in his or her capacity as a member of FCB’s Board of Directors or from exercising his/her fiduciary obligations as a director of FCB under applicable law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws provisions thereof. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

Accepted and agreed to as of

the date first above written:

Hamilton Bancorp, Inc.

Robert A. DeAlmeida
President and Chief Executive Officer

EXHIBIT B

FORM OF BANK MERGER AGREEMENT

AGREEMENT OF MERGER BETWEEN

HAMILTON BANK

AND

FRATERNITY FEDERAL SAVINGS & LOAN ASSOCIATION

THIS AGREEMENT OF MERGER (this “Bank Merger Agreement”) dated as of October 12, 2015, is made by and between Hamilton Bank, a Federal savings bank with its home office at 5600 Harford Road, Baltimore, Maryland 21214, and Fraternity Federal Savings & Loan Association (“Fraternity Bank”), a Federal savings association with its home office at 764 Washington Boulevard, Baltimore, Maryland 21230.

R E C I T A L S:

1. Hamilton Bancorp, Inc. (“Hamilton Bancorp”) and Hamilton Acquisition Corp. II, a wholly-owned subsidiary of Hamilton Bancorp (“Merger Sub”), have entered into an Agreement and Plan of Merger with Fraternity Community Bancorp, Inc. (“FCB”) dated as of October     , 2015 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Merger Sub will merge with and into FCB with FCB as the surviving entity (the “First Merger”), (b) immediately following the First Merger, FCB will merge with and into Hamilton Bancorp with Hamilton Bancorp as the surviving entity (the “Second Merger”, and together with the First Merger, the “Merger”), and (c) stockholders of FCB will receive the Merger Consideration as defined in the Merger Agreement. Pursuant to the Merger Agreement, immediately following the Merger, Fraternity Bank, a wholly-owned subsidiary of FCB, will merge with and into Hamilton Bank, a wholly-owned subsidiary of Hamilton Bancorp, with Hamilton Bank as the surviving entity (the “Bank Merger”).

2. Immediately prior to the transactions contemplated by this Bank Merger Agreement, Merger Sub will have merged with and into FCB with FCB as the surviving entity, and immediately thereafter FCB will have merged with and into Hamilton Bancorp with Hamilton Bancorp as the surviving entity.

3. The boards of directors of Fraternity Bank and Hamilton Bank have approved this Bank Merger Agreement and have authorized its execution and delivery.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Bank Merger Effective Date (as defined below), Fraternity Bank shall merge with and into Hamilton Bank, with Hamilton Bank as the resulting institution (the “Resulting Institution”), and the separate existence of Fraternity Bank shall cease.

2. Effective Date. The Bank Merger Effective Date shall be the date, after all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement have been received, upon which articles of combination are filed with the Office of the Comptroller of the Currency or such other date as determined in accordance with applicable law.

3. Name. The name of the Resulting Institution shall be Hamilton Bank.

4. Capitalization. The authorized capital stock of the Resulting Institution shall consist of 10,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

5. Offices. The main office of the Resulting Institution shall be 5600 Harford Road, Baltimore, Maryland 21214, and the location of each branch office of the Resulting Institution shall be as set forth in Appendix A to this Bank Merger Agreement.

6. Directors and Officers. The officers of Hamilton Bank immediately prior to the Bank Merger Effective Date shall be the officers of the Resulting Institution after the Bank Merger Effective Date, until their respective successors are duly elected or appointed and qualified. The directors of Hamilton Bank immediately prior to the Bank Merger Effective Date shall be the directors of the Resulting Institution, until their respective successors are duly elected or appointed and qualified. The names, addresses and terms of office of each director of the Resulting Institution are as set forth in Appendix B to this Bank Merger Agreement.

7. Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Fraternity Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of such merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Fraternity Bank. The Resulting Institution shall be responsible for all of the liabilities (including, without limitation, deposits and savings accounts), restrictions and duties of every kind and description of Fraternity Bank, immediately prior to the Bank Merger, including liabilities for all debts, obligations and contracts of Fraternity Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Fraternity Bank. All rights of creditors and other obligees and all liens on property of Fraternity Bank shall be preserved and shall not be released or impaired.

8. Conditions Precedent. The respective obligations of each party under this Bank Merger Agreement shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article 8 of the Merger Agreement, including the receipt of all necessary regulatory approvals for both the Merger and the Bank Merger, and (ii) the approval of this Bank Merger Agreement by the stockholders of Fraternity Bank and Hamilton Bank.

9. Liquidation Account. After the Effective Time, Hamilton Bank shall maintain a liquidation account for the benefit of those Fraternity Bank account holders who have rights to such an account in Fraternity Bank as of the Effective Date and who continue from time to time to have rights to such liquidation account in Hamilton Bank.

10. Termination. This Bank Merger Agreement shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section 10.01 thereof.

11. Amendments. To the extent permitted by the applicable regulations, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

12. Successors. This Bank Merger Agreement shall be binding on the successors of Hamilton Bank and Fraternity Bank.

13. Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

IN WITNESS WHEREOF, Hamilton Bank and Fraternity Bank have caused this Bank Merger Agreement to be executed as of the date first above written.

Hamilton Bank

By:
Robert A. DeAlmeida
President and Chief Executive Officer

Fraternity Bank

By:
Thomas K. Sterner
Chairman and Chief Executive Officer